COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of the Company for the quarter ended March 31, 2003 and March 31, 2002, for the year ended December 31, 2002, and for the ten-month period ended December 31, 2001, the Company’s Transitional Fiscal Year, and the previous four fiscal years ended February 28 (29) computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (earnings before income taxes and fixed charges).

                                                                           Ten Months
                                   Quarter Ended           Year Ended         Ended       Fiscal Years Ended February 28(29),
                            ----------------------------                 -------------------------------------------------------

(Dollars are in              March 31,      March 31,     December 31,    December 31,
   thousands)                   2003          2002            2002            2001           2001         2000         1999
--------------------------  ------------- -------------- --------------- ---------------- ------------ ------------ ------------
Net earnings                 $   326,291   $   167,559   $     841,779    $    486,006    $   374,153   $  410,243  $   385,401
Income tax expense               198,277        98,535         501,244         302,613        211,882      220,955      246,404
Interest expense                 414,129       317,612       1,461,066       1,474,719      1,330,724      904,713      962,302
Interest portion of
   rental expense                  7,624         5,722          26,671          16,201         17,745       19,080       14,898
                            ------------- -------------- -------------------------------- ------------ ------------ ------------
Earnings available to        $   946,321   $   589,428   $   2,830,760    $  2,279,539    $1,934,504    $1,554,991   $1,609,005
   cover fixed charges      ============= ============== =============== ================ ============ ============ ============

Fixed charges
Interest expense             $   414,129      $317,612   $   1,461,066    $  1,474,719    $ 1,330,724   $  904,713   $  962,302
  Interest portion of
   rental expense                  7,624         5,722          26,671          16,201         17,745       19,080       14,898
                            ------------- -------------- --------------- ---------------- ------------ ------------ ------------
      Total fixed charges    $   421,753   $   323,334   $   1,487,737    $  1,490,920     $1,348,469   $  923,793   $  977,200
                            ============= ============== =============== ================ ============ ============ ============

Ratio of earnings
  to      fixed charges           2.24         1.82               1.90            1.53          1.43         1.68          1.65
                            ============= ============== =============== ================ ============ ============ ============